Exhibit 35.2

                                     [LOGO]
                                     OCWEN



                      ANNUAL SERVICER COMPLIANCE STATEMENT
                     PURSUANT TO ITEM 1123 OF REGULATION AB

March 8, 2007

RE: GSAA 2006-S1

For the fiscal year ended December 31, 2006 (the "Reporting Period"), Ocwen Loan Servicing, LLC ("OLS") furnishes this annual servicer compliance statement pursuant to Item 1123 of Regulation AB, indicating its compliance with the servicing standards of the Securities & Exchange Commission as set forth in Regulation AB, 17 CFR ss.229.1100, et seq., ("Regulation AB"). In this regard, I make the following representations, which are true to the best of my knowledge and belief in all material respects.

1. A review of the servicing activities of OLS during the Reporting Period, and of its performance under the Pooling and Servicing Agreement dated as of December 1, 2006 (the "Agreement"), has been performed under my supervision.

2. To the best of my knowledge, based on this review, OLS has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.


                                        By: /s/ Ronald M. Faris
                                            ------------------------------------
                                            Name: Ronald M. Faris
                                            Title: President




                            Ocwen Loan Servicing LLC
                         1661 Worthington Road Suite 100
                                 Centrepark West
                            West Palm Beach, FL 33409